Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo CA 92656
949.461.6000 FAX 949.461.6636
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PLANS SENIOR NOTES OFFERING
     ALISO VIEJO, Calif., April 6, 2010 – Valeant Pharmaceuticals International (NYSE:VRX) announced today its plans to offer, subject to market and other conditions, $350 million principal amount of senior unsecured notes. The offering is expected to commence on or about April 6, 2010. The Company intends to use the net proceeds from this offering to repurchase 3.0% Convertible Subordinated Notes due 2010 of the Company and other securities of the Company, to finance the acquisition of a private branded generics and over-the-counter company located in Brazil for which the Company has signed a binding agreement and for other general corporate purposes.
     The notes will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes will be offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the planned offering by the Company of senior unsecured notes due 2020 and the anticipated use of the net proceeds from the planned offering. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to market and other conditions, including, among other things, for debt securities in general and for execution of the planned offering of the Company’s senior unsecured notes due 2020 in particular, and the other risks and uncertainties discussed in the Company’s most recent annual or quarterly report filed with the SEC, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of the forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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